Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 12, 2014 relating to the combined financial statements of FMT Scottsdale Holdings, L.L.C. and Walton/SHR FPH Holdings, L.L.C., both of which are under common ownership and common management, as of December 31, 2013 and for the years ended December 31, 2013 and 2012, appearing in the Annual Report on Form 10-K of Strategic Hotels & Resorts, Inc. for the year ended December 31, 2014, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

February 24, 2015